FOR IMMEDIATE RELEASE
Date:         December 23, 2004
Contact:      Kathleen Walsh Carr
              202-772-3600



                      Abigail Adams National Bancorp, Inc.
                      announces a 10% common stock dividend



Washington, DC - The Board of Directors of Abigail Adams National Bancorp, Inc. (NASDAQ:AANB), the parent holding company of The Adams National Bank, announces a 10% common stock dividend to be distributed on January 14, 2005 to shareholders of record as of January 3, 2005.

Kate Carr, President and CEO of Adams National Bank, commented "The stock split reflects our continued strong financial performance and our confidence in maintaining and improving shareholder value in the coming years."

The Adams National Bank, the largest federally chartered bank in the United States owned and managed by women, is focused on serving minorities, small businesses and not-for-profit organizations in the Washington, DC area.





SOURCE:  The Adams National Bank